Exhibit 10.39

EXHIBIT A-2

THE INDEBTEDNESS EVIDENCED BY THIS PROMISSORY NOTE AND ANY RIGHTS OR REMEDIES HEREUNDER SHALL BE SUBORDINATE TO MAKER’S PRESENT AND FUTURE BANK AND OTHER FINANCIAL INSTITUTION DEBT AND OTHER SENIOR DEBT INCURRED OR TO BE INCURRED BY MAKER.

THE PAYMENTS UNDER THIS PROMISSORY NOTE ARE SUBJECT TO OFFSET PURSUANT TO SECTION 5.7 OF THE ASSET PURCHASE AGREEMENT ENTERED INTO ON FEBRUARY 26, 2007 BETWEEN MAKER AND LENDER.

Subordinated Promissory Note

U.S. $1,700,000.00 February 28, 2008
 Manalapan, NJ

FOR VALUE RECEIVED, ACCOUNTABILITIES, INC., a Delaware corporation (hereinafter referred to as the "Maker") promises to pay to the order of RESTAFF, INC., a California corporation (hereinafter referred to as the "Lender"), at 2401 Waterman Boulevard, Suite A3, Fairfield, California 94533, or at such address as Lender may designate from time to time, the principal sum of One Million Seven Hundred Thousand and 00/100 Dollars ($1,700,000.00), together with interest thereon at the rate of six percent (6%) per annum, payable in Forty-Eight (48) equal monthly payments of principal and interest in the amount of Thirty-Nine Thousand Nine Hundred and Twenty-Four and 55/100 Dollars ($39,924.55), commencing May 1, 2008 , and monthly thereafter on the 1st day of each month, to account(s) designated by the lender no less than two (2) business days before a scheduled payment date.

This Promissory Note (the “Note”) is made pursuant to the provisions of that certain Asset Purchase Agreement, dated as of February 26, 2007, by and between Maker and Lender (the "Asset Purchase Agreement").  Any payment under this Note may be offset pursuant to the terms of Section 5.7 of the Asset Purchase Agreement.  The capitalized terms herein not otherwise defined, shall have the meaning given to such terms in the Asset Purchase Agreement.

The aggregate principal amount of this Note shall be subject to adjustment in the event that the Net Income (as defined in the Asset Purchase Agreement) of the Acquired Business, is less than $1,000,000 in any calendar year, during which this Note is outstanding.  If the Net Income of the Acquired Business is less than $1,000,000 during any calendar year, then the principal amount of the Note shall be reduced to an amount determined by multiplying $1,700,000 by a fraction, the numerator of which shall be the amount of Net Income of the Acquired Business for such calendar year, and the denominator of which shall be the $1,000,000.

Payments of the amounts due hereunder shall be made in lawful money of the United States which shall be legal tender in payment of all debts, public and private, at the time of payment.

The indebtedness represented by this Note and any rights and remedies hereunder shall be subordinate to Maker’s present and future bank and other financial institution debt and other senior debt incurred or to be incurred by Maker and the indebtedness set forth on Schedule 1.2(a) of the Asset Purchase Agreement, provided however that this Note shall rank senior to all future acquisition indebtedness.

Maker will be in default under this Note if it fails to make payment of any installment within ten (10) days of the applicable due date.

Upon any default under this Note, with such default continuing for a period of thirty (30) days after written notice to the Maker of such default, the unpaid principal shall, at the option of the Lender, become immediately due and payable and interest will accrue, commencing at the end of such thirty (30) day period, at an annual rate equal to the lesser of eighteen percent (18%) or the maximum rate of interest permitted by applicable law.  Failure to exercise this right to accelerate the due date, shall not constitute a waiver of Lender's right to exercise the same in the event of any subsequent default.  Any property of the Maker or of any endorser held by the Lender hereof may be applied by the Lender to any sums due and unpaid pursuant to this Note.

As to this Note and any other instrument securing the indebtedness, the Maker and all guarantors and endorsers severally waive all notice of acceleration, presentment, protest and demand, dishonor and non-payment of this Note, and expressly agreed that the maturity of this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of the Maker and all guarantors and endorsers.

Should it become necessary to collect this Note through an attorney, the Maker and any surety, endorser or guarantor of this Note hereby agrees to pay all costs and expenses of collection, including reasonable attorneys' fees and any attorneys' fees incurred in appellate, bankruptcy or post-judgment proceedings.

This Note shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to conflicts of law principles.  The Maker and Lender agree to submit to the exclusive jurisdiction of the New Jersey state courts located in Monmouth County, New Jersey to enforce the terms of this Note.

The Maker acknowledges and agrees that this Note has been signed and delivered in exchange for valuable consideration.

This Note may be prepaid in whole or in part at any time prior to the due date without penalty.

This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

This Note shall not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of by Lender without the prior written consent of the Maker.  Maker shall not sell, transfer, assign or otherwise dispose of this Note without the prior written consent of the Lender; provided that Maker may assign this Note to a subsidiary or affiliate of Maker as long as Maker remains liable for the obligations hereunder.

The term "Maker" as used herein in every instance shall include the successors and assigns of Maker.

ACCOUNTABILITIES, INC.

By:	/s/ Stephen DelVecchia
Name: Stephen DelVecchia
Title: Chief Financial Officer

RESTAFF SERVICES, INC.

By:	/s/ Rhonda Faria
Name: Rhonda Faria
Title: President